PUBLIC STORAGE, INC.
          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


                                                              For the three months ended            For the nine months ended
                                                                     September 30,                        September 30,
                                                            ---------------------------------    --------------------------------
EARNINGS PER SHARE:                                             2000               1999             2000                1999
-----------------------------------------------------       --------------     --------------    --------------    --------------
                                                                      (Amounts in thousands, except per share data)
Net income...........................................       $      75,652      $      76,752     $   222,516       $   212,245

Less: Preferred Stock dividends:
   10% Cumulative Preferred Stock, Series A..........              (1,141)            (1,141)         (3,422)           (3,422)
   9.20% Cumulative Preferred Stock, Series B........              (1,372)            (1,372)         (4,116)           (4,116)
   Adjustable Rate Preferred Stock, Series C.........                (506)              (506)         (1,547)           (1,519)
   9.50% Cumulative Preferred Stock, Series D........                (713)              (713)         (2,137)           (2,137)
   10.0% Cumulative Preferred Stock, Series E........              (1,372)            (1,372)         (4,116)           (4,116)
   9.75% Cumulative Preferred Stock, Series F........              (1,401)            (1,401)         (4,205)           (4,205)
   8.875% Cumulative Preferred Stock, Series G.......              (3,827)            (3,827)        (11,482)          (11,482)
   8.45% Cumulative Preferred Stock, Series H........              (3,565)            (3,565)        (10,694)          (10,694)
   8.625% Cumulative Preferred Stock, Series I.......              (2,156)            (2,156)         (6,469)           (6,469)
   8.00% Cumulative Preferred Stock, Series J........              (3,000)            (3,000)         (9,000)           (9,000)
   8.25% Cumulative Preferred Stock, Series K........              (2,372)            (2,372)         (7,116)           (6,668)
   8.25% Cumulative Preferred Stock, Series L........              (2,372)            (2,372)         (7,116)           (5,323)
   8.75% Cumulative Preferred Stock, Series M........              (1,230)              (615)         (3,690)             (615)
                                                            --------------     --------------    --------------    --------------
       Total preferred dividends                                  (25,027)           (24,412)        (75,110)          (69,766)
                                                            --------------     --------------    --------------    --------------
                                                            $      50,625      $      52,340     $   147,406       $   142,479
                                                            ==============     ==============    ==============    ==============

Allocation of net income allocable to common shareholders to classes:
     Net income allocable to shareholders of the Equity
       Stock, Series A..................................            2,666                  -           7,590                 -
     Net income allocable to shareholders of common
       stock............................................           47,959             52,340         139,816           142,479
                                                            --------------     --------------    --------------    --------------
                                                            $      50,625      $      52,340     $   147,406       $   142,479
                                                            ==============     ==============    ==============    ==============

Weighted average common shares outstanding:

   Basic - weighted average common shares outstanding
                                                                  131,084            129,041         131,815           125,561
   Effect of dilutive stock options - based on treasury
     stock method using average market price.........                 177                208             160               272
                                                            --------------     --------------    --------------    --------------
   Diluted weighted average common shares outstanding
     (1).............................................             131,261            129,249         131,975           125,833
                                                            ==============     ==============    ==============    ==============
Basic earnings per common share......................              $0.37              $0.41            $1.06             $1.13
                                                            ==============     ==============    ==============    ==============
Diluted earnings per common share (1) (2)............              $0.37              $0.40            $1.06             $1.13
                                                            ==============     ==============    ==============    ==============
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1.   Diluted net income per common share is computed using the weighted  average common shares outstanding (adjusted for stock options).  Commencing January
     1,  2000,  the  7,000,000  Class  B  common  shares  outstanding  began  to participate in  distributions of our earnings.  Distributions  per share of
     Class B common stock are equal to 97% of the per share distribution paid to
     our  regular  common  shares.   As  a  result  of  this   participation  in
     distribution  of earnings,  for purposes of computing net income per common share,  we began to  include  6,790,000  (7,000,000  x 97%)  Class B common shares in the  weighted  average  common  equivalent  shares  for the three months ended March 31, 2000.  Weighted average diluted shares for the three and nine months ended  September  30, 1999 does not include any shares with respect to the Class B common stock as these shares did not  participate in distributions of our earnings prior to January 1, 2000.

2. There are no additional potentially dilutive or anti-dilutive securities for the three or nine months ended September 30, 2000 and 1999 within the definitions of Statement of Financial Accounting Standards No. 128,
     "Earnings per Share." Accordingly, there is no separate presentation of a determination of the impact of conversion of anti-dilutive securities

                                   Exhibit 11